EXHIBIT 3.3

AMENDED AND RESTATED BYE-LAWS

OF

LAZARD LTD

Adopted as of May 10, 2005

TABLE OF CONTENTS

		Page
ARTICLE I

Interpretation

Section 1.01.	Definitions	1

Section 1.02.	Interpretation	3

ARTICLE II

Share Capital

Section 2.01.	Authorized Capital	4

Section 2.02.	Class A Common Shares	4

Section 2.03.	Class B Common Share	5

Section 2.04.	Classes of Shares	6

Section 2.05.	Preference Shares	6

Section 2.06.	Power of the Board to Issue	7

Section 2.07.	Increase of Share Capital	8

Section 2.08.	Alteration of Share Capital	8

Section 2.09.	Reduction of Capital	8

Section 2.10.	Bonus Issues	8

Section 2.11.	Shares in Lieu of Dividends	9

Section 2.12.	Fractional Entitlements	9

ARTICLE III

Variation of Rights of Shareholders

Section 3.01.	Procedure in Respect of Shares	9

Section 3.02.	Issue of Equal or Prior Ranking Shares	9

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ARTICLE VII

Lien on Shares

Section 7.01.	Lien on Shares	12

Section 7.02.	Waiver of Lien	12

ARTICLE VIII

Sale of Shares Subject to Forfeiture or Lien

Section 8.01.	Company May Sell Shares	12

Section 8.02.	Proceeds of Sale	12

Section 8.03.	Evidence	13

Section 8.04.	Sale Procedure	13

ARTICLE IX

Dividends

Section 9.01.	Power to Authorize	13

Section 9.02.	Form of Distribution	13

Section 9.03.	Entitlement to Dividends	13

Section 9.04.	Deduction of Amounts Due	13

Section 9.05.	No Interest on Dividends	13

Section 9.06.	Method of Payment	14

Section 9.07.	Unclaimed Dividends	14

ARTICLE X

Share Certificates

Section 10.01.	Form of Share Certificates	14

Section 10.02.	Entitlement to Share Certificates	14

Section 10.03.	Replacement Share Certificates	14

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ARTICLE XI

Transfer of Shares

Section 11.01.	Right to Transfer	14

Section 11.02.	Form of Transfer	15

Section 11.03.	Delivery to Company	15

Section 11.04.	Board May Refuse to Register Transfer	15

Section 11.05.	When Transfer Effective	15

ARTICLE XII

Transmission of Shares

Section 12.01.	Transmission on Death of Shareholder	15

Section 12.02.	Evidence of Entitlement to Transmission	16

Section 12.03.	Rights of Personal Representatives	16

ARTICLE XIII

Exercise of Powers of Shareholders

Section 13.01.	Exercise of Power by Meeting or Written Resolution	16

ARTICLE XIV

General Meetings of Shareholders

Section 14.01.	Annual General Meetings	17

Section 14.02.	Special General Meetings	17

Section 14.03.	Time and Place of Meetings	17

Section 14.04.	Alternative Forms of Meetings	17

Section 14.05.	Meetings of Classes of Shareholders	17

Section 14.06.	Meeting Called on Requisition of Shareholders and Other Business Proposed by Shareholders	17

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ARTICLE XX

Directors’ Remuneration and Expenses

Section 20.01.	Power to Authorize Fees	27

Section 20.02.	Payment of Expenses	27

ARTICLE XXI

Exemption and Indemnification

Section 21.01.	Indemnification	27

Section 21.02.	Liability of Indemnified Persons Excluded	28

Section 21.03.	Insurance	28

Section 21.04.	Extended Definition of Director and Officer	28

Section 21.05.	Provisions to be Given Full Effect	28

Section 21.06.	Indemnity Only an Obligation to Reimburse	29

Section 21.07.	Rights Cumulative	29

Section 21.08.	Determination of Rights	29

ARTICLE XXII

Directors’ Interests

Section 22.01.	Disclosure of Interests	29

Section 22.02.	Director May Hold Other Offices	29

Section 22.03.	Director May Act in Professional Capacity	30

Section 22.04.	Personal Involvement of Directors	30

Section 22.05.	Voting by Interested Directors	30

ARTICLE XXIII

Powers of the Board

Section 23.01.	Management of Company	30

Section 23.02.	Exercise of Powers of Board	31

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ARTICLE XXIX

Auditor

Section 29.01.	Appointment of Auditor	39

ARTICLE XXX

Service of Notices and Other Documents

Section 30.01.	Manner of Sending Notices	39

Section 30.02.	Service and Delivery of Notices	39

Section 30.03.	Accidental Omissions	39

Section 30.04.	Joint Shareholders	39

Section 30.05.	Shareholder Deceased or Bankrupt	39

ARTICLE XXXI

Winding Up

Section 31.01.	Distribution of Assets	40

ARTICLE XXXII

Amalgamations, Discontinuance and Sales; Mandatory Repurchases

Section 32.01.	Approval Required for an Amalgamation	40

Section 32.02.	Approval Required to Discontinue the Company	40

Section 32.03.	Approval Required for Sale of Assets	40

Section 32.04.	Mandatory Repurchases	41

Section 32.05.	Mandatory Acquisitions in Connection with Certain Changes of Control	41

ARTICLE XXXIII

Alteration of Bye-Laws and Memorandum of Association

Section 33.01.	Alteration of Bye-Laws	42

Section 33.02.	Alteration of Memorandum of Association	42

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BYE-LAWS

OF

LAZARD LTD

ARTICLE I

Interpretation

Section 1.01. Definitions. In these Bye-Laws, unless the context otherwise requires:

“Act” means the Companies Act 1981, as amended from time to time.

“Bermuda” means the Islands of Bermuda.

“Board” means Directors who number not less than the required quorum acting together as the board of directors of the Company.

“Bye-Laws” means these bye-laws, as altered from time to time.

“Class” means a class of Shares having attached to them identical rights, privileges, limitations and conditions.

“Class B Common Share” means the one share of par value US$0.01 per share (or such other par value as may result from any reorganization of capital) in the capital of the Company, having the rights and being subject to the limitations set out in these Bye-Laws.

“Common Shares” means Class A common shares of par value US$0.01 per share (or such other par value as may result from any reorganization of capital) in the capital of the Company, having the rights and being subject to the limitations set out in these Bye-Laws.

“Company” means Lazard Ltd, an exempted company registered in Bermuda with registration number EC 36011 (following its incorporation in Bermuda on October 25, 2004).

“Director” means a person appointed as a director of the Company in accordance with these Bye-Laws.

“Group Company” means the Company, any holding company of the Company and any subsidiary of the Company or of any such holding company.

“LAZ-MD” means LAZ-MD Holdings LLC, a Delaware limited liability company.

“Lazard Group” means Lazard Group LLC, a Delaware limited liability company.

“Officer” means the Secretary or any other officer of the Company appointed in accordance with these Bye-Laws, but does not include any person holding the office of auditor in relation to the Company.

“Paid Up” means paid up or credited as paid up.

“Personal Representative” means:

(a) in relation to a deceased individual Shareholder, the executor, administrator or trustee of the estate of that Shareholder; and

(b) in relation to a bankrupt individual Shareholder, the assignee in bankruptcy of that Shareholder.

“Preference Shares” means preferred shares of par value US$0.01 per share (or such other par value as may result from any reorganization of capital) in the capital of the Company, having the rights and being subject to the limitations set out in these Bye-Laws.

“Records” means the documents, registers and books in each case that are required to be kept by the Company pursuant to the Act.

“Register” means the register of Shareholders of the Company and includes any branch register.

“Registered Office” means the registered office of the Company.

“Representative” means:

(a) a person appointed as a proxy in accordance with Section 18.01;

(b) a Personal Representative; and/or

(c) a representative appointed by a corporation in accordance with Section 18.02.

“Resident Representative” means the person or, if permitted by the Act, the company appointed to perform the duties of resident representative of the Company as set out in the Act (and includes any assistant or deputy resident representative appointed by the Board).

“Resolution” means a resolution of the Shareholders voting together as a single class or, where required, of a separate class or separate classes of Shareholders, that is approved by a simple majority of votes of those Shareholders entitled to vote thereon and present in person or represented by proxy; provided that in the case of an equality of votes, the resolution shall be deemed to be lost.

“Seal” means the common seal of the Company and includes any duplicate seal.

“Secretary” means the secretary of the Company or, if there are joint secretaries, any of the joint secretaries and includes a deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the secretary.

“Share” means a share issued, or to be issued, by the Company as the case may require.

“Shareholder” means a person whose name is entered in the Register as the holder for the time being of one or more Shares.

“Shareholders’ Agreement” means the shareholders’ agreement to be entered into by and among the Company, LAZ-MD and the other parties thereto, as amended or supplemented from time to time.

“US dollars” or “US$” means United States dollars.

Section 1.02. Interpretation. In these Bye-Laws, unless the context otherwise requires:

(a) the table of contents, headings, and descriptions relating to sections of the Act, are inserted for convenience only and shall be ignored in construing these Bye-Laws;

(b) the singular includes the plural and vice versa;

(c) one gender includes the other genders;

(d) references to a company include any body corporate, company, partnership, limited liability company, trust, corporation, association or other legal entity, whether incorporated or established in Bermuda or elsewhere;

(e) references to a person includes an individual, company, firm, partnership, body corporate, corporation, limited liability company, association, organization, trust, a state or government or any agency thereof, governmental or public authority, and any other entity or organization, whether incorporated or not (in each case whether or not having a separate legal personality) whether of Bermuda or elsewhere;

(f) “subsidiary” and “holding company” have the same meanings as in section 86 of the Act, except that references in that section to a company shall include any body corporate, company, partnership, limited liability company, trust, corporation, association or other legal entity, whether incorporated or established in Bermuda or elsewhere.

(g) “written” or “in writing” includes any means of representing or reproducing words, figures and symbols in a tangible and visible form;

(h) any words or expressions defined or explained in the Act shall have the same meaning in these Bye-Laws;

(i) any reference to any statute or statutory provision (whether of Bermuda or elsewhere) includes a reference to any modification, re-enactment or substitution of it for the time being in force and to every rule, regulation or order made under it (or under any such modification, re-enactment or substitution) and for the time being in force and any reference to any rule, regulation or order made under any such statute or statutory provision includes a reference to any modification, replacement or substitution of such rule, regulation or order for the time being in force;

(j) references to Articles and Sections (other than sections of the Act) are references to Articles and Sections of these Bye-Laws, unless stated otherwise; and

(k) where any word or expression is defined in these Bye-Laws, any other grammatical form of that word or expression has a corresponding meaning.

ARTICLE II

Share Capital

Section 2.01. Authorized Capital. At the time of adoption of these amended and restated Bye-Laws, the authorized share capital of the Company is US$5,150,000.01, divided into 500,000,000 Common Shares, one Class B Common Share and 15,000,000 Preference Shares.

Section 2.02. Class A Common Shares. Subject to the rights attaching to, or the terms of issue of, any Class or the provisions of these Bye-Laws, each Common Share entitles the holder thereof to:

(a) one vote per Common Share;

(b) share equally and ratably in such dividends as the Board may from time to time declare (provided, however, that if (i) the Company is required to withhold any United States tax on such dividends or (ii) any subsidiary of the Company is required to withhold any United States tax on a distribution made to the Company that is allocable to a holder, and, in each case, the Company or such subsidiary pays such withheld amount to the United States Internal Revenue Service (or any successor organization), then such withholding payment shall be treated as a dividend to the holder with respect to whom the payment was made and will reduce the amount of dividends to which such holder would otherwise be entitled);

(c) in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of an amalgamation, a reorganization or otherwise or upon any distribution of capital, share equally and ratably in the surplus assets of the Company, if any, remaining after the liquidation preference of any issued and outstanding Shares ranking ahead of the Common Shares; and

(d) generally to enjoy all of the rights attaching to Shares.

Section 2.03. Class B Common Share. Subject to the rights attaching to, or the terms of issue of, any Class, the Act and the other provisions of these Bye-Laws, the holder of the Class B Common Share:

(a) shall not be entitled to any dividends;

(b) shall not be entitled to any surplus assets of the Company in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of an amalgamation, a reorganization or otherwise or upon any distribution of capital; and

(c) shall be entitled to the number of votes at any meeting or action (as of the record date for that meeting or action) equal to the number of Common Shares into which the LAZ-MD Common Units are then exchangeable pursuant to the Master Separation Agreement; provided, that for any meeting or other action having a record date on or prior to December 31, 2007, if the votes represented by the Class B Common Share are less than 50.1% of aggregate votes of all Shares entitled to vote on any matter submitted to such meeting or action, then the Class B Common Share shall be entitled to the number of votes that shall entitle it to vote 50.1% of the aggregate votes entitled to vote on such matter.

Subject to the above, when casting its votes at any meeting of the Company, the holder of the Class B Common Share shall be entitled to cast all or any portion of the number of votes to which the Class B Common Share shall be entitled for or against, or to abstain all or any portion of the number of votes to which the Class B Common Share shall be entitled from voting on, any proposed resolution, and shall be entitled in voting on any single resolution to vote a portion of such votes for, a portion of such votes against and/or abstain a portion of such votes from voting on, such resolution, in such number and proportions as the holder sees fit.

In the event the Class B Common Share is no longer entitled to any votes at any meeting or action under Section 2.03(c) (the “Conversion Date”), then the Class B Common Share shall, subject to applicable Bermuda law and without any action on the part of the Company or the holder thereof, immediately be automatically converted into a fully paid and non-assessable Common Share of the Company and the number of authorized Common Shares shall be increased by one share (the “Conversion”). Upon the Conversion, the Company shall amend the Register to reflect such conversion and the certificate (if any) previously issued in respect of such Class B Common Share shall cease to represent the Class B Common Share. The Company shall, as soon as practicable thereafter, on the delivery of the original certificate for the Class B Common Share at the Registered Office, issue and deliver to such holder a substitute certificate for the Common Share to which such holder shall be entitled as aforesaid. On the Conversion Date, all rights with respect to the Class B Common Share so converted will terminate, except only the rights of the holder thereof, upon surrender of the certificate therefor, to receive a certificate for the Common Share into which such Class B Common Share has been converted. Following the Conversion, the Class B Common Share shall be cancelled and shall not be available for reissuance as a Class B Common Share, but the Conversion shall not be taken as reducing the amount of the Company’s authorized share capital.

For the purposes of this Section 2.03:

(a) “LAZ-MD Common Units” mean the common units of Lazard Group then held by (1) LAZ-MD (directly or indirectly through any subsidiary (excluding for this purpose the Company, Lazard Group and their respective subsidiaries)) and (2) all current or former Class II Members (and such person’s permitted estate transferees).

(b) “Class II Member” means a Class II Member of LAZ-MD.

(c) “Master Separation Agreement” means the Master Separation Agreement, dated as of the date hereof, by and among the Company, Lazard Group, LAZ-MD and LFCM Holdings LLC, a Delaware limited liability company, as amended or supplemented from time to time.

Section 2.04. Classes of Shares. Subject to the Act and to the rights conferred on the holders of any other Class of Shares, the Company may issue different Classes of Shares. Without limiting the Classes which may be issued (including any Class of Shares issued pursuant to Section 2.03), any Share may be issued upon the basis that it:

(a) confers preferential, deferred, qualified or special rights as to dividends or distributions of capital or income;

(b) confers special, limited or conditional voting rights;

(c) does not confer voting rights; or

(d) is liable to be redeemed on the happening of a specified event or events, on a given date or dates, at the option of the Company, at the option of the holder and may provide for the whole or any part of the amount due on redemption to be paid or satisfied otherwise than in cash, to the extent permitted by the Act.

Section 2.05. Preference Shares. The Board is authorised to provide for the issuance of the Preference Shares in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares shall not be deemed to vary the rights attached to the Shares). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a) the number of shares constituting that series and the distinctive designation of that series;

(b) the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

(c) whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d) whether that series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares) and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e) whether or not the shares of that series shall be redeemable or repurchaseable and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(f) whether that series shall have a sinking fund for the redemption or repurchase of shares of that series and, if so, the terms and amount of such sinking fund;

(g) the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

(h) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series; and

(i) any other relative participating, optional or other special rights, preferences, qualifications, limitations or restrictions of that series.

Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other Class or Classes or other property or rights shall have the status of authorised and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.

Section 2.06. Power of the Board to Issue. Subject to the other provisions of these Bye-Laws, the unissued Shares of the Company (whether forming part of the original share capital or any increased capital) shall be at the disposal of the Board, which may by resolution of the Board offer, issue, allot, exchange, adopt rights plans or similar agreements, grant options, option rights, warrants or other rights over or otherwise deal with or dispose of them to such persons, in such number, at such times and for such consideration and generally on such terms and conditions as the Board may from time to time determine. Without limiting the generality of the preceding sentence, the Board may issue securities that are convertible into or exchangeable into Shares.

Section 2.07. Increase of Share Capital. The Company may from time to time increase its capital by such sum, to be divided into Shares of such par value, as the Company by Resolution shall determine.

Section 2.08. Alteration of Share Capital. The Company may from time to time by Resolution:

(a) divide its shares into several Classes and attach to them respectively any preferential, deferred, qualified or special rights, privileges or conditions;

(b) consolidate and divide all its Shares or any Class of Shares into Shares having larger par value;

(c) subdivide its Shares or any Class of Shares into Shares having a smaller par value; provided, however, that the proportion between the amount paid and the amount, if any, unpaid on each sub-divided Share shall be the same as that of the Share from which the sub-divided Share is derived;

(d) make provision for the issue and allotment of Shares which do not carry any voting rights;

(e) cancel Shares which, at the date of the passing of the relevant Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled; and

(f) change the currency denomination of its share capital.

Section 2.09. Reduction of Capital. The Company may from time to time by Resolution reduce, in any manner permitted by the Act, its issued share capital (but not to a sum less than the minimum share capital prescribed by its memorandum) or any share premium account. In relation to any such reduction, the Company may by Resolution determine the terms upon which the reduction is to be effected, including, in the case of a reduction of part only of a class of shares, those shares to be affected.

Section 2.10. Bonus Issues. Subject to these Bye-Laws, the Board may resolve to apply any amount which is legally available to be paid as a dividend either:

(a) in paying up in full Shares or other securities of the Company to be issued or credited as fully paid to:

(i) the Shareholders who would be entitled to that amount if it were distributed by way of dividend, and in the same proportions; and

(ii) if applicable, the holders of any other securities of the Company who are entitled by the terms of issue of such securities to participate in bonus is-

sues by the Company, whether at the time the bonus issue is made to the Shareholders, or at some later time, in accordance with their respective entitlements; or

(b) in paying up any amount which is unpaid on any Shares held by the Shareholders referred to in Section 2.10(a)(i),

or partly in one way and partly in the other; provided, that any amount in a Share premium account may only be applied in paying up in full Shares to be issued as credited as fully paid that are of the same Class as the Class to which the amount in the Share premium account relates.

Section 2.11. Shares in Lieu of Dividends. Subject to these Bye-Laws the Board may issue Shares to any Shareholders who have agreed to accept the issue of Shares, wholly or partly, in lieu of proposed dividends or proposed future dividends.

Section 2.12. Fractional Entitlements. The Board may, in exercising any powers pursuant to this Article, deal with fractional entitlements to Shares or other securities in such manner as the Board considers equitable and in the interests of the Company.

ARTICLE III

Variation of Rights of Shareholders

Section 3.01. Procedure in Respect of Shares. Subject to the Act, the rights attached to any Class of Shares may only, unless the rights attached to, or the terms of issue of, that Class of Shares expressly provides otherwise, be altered (a) with the unanimous written consent of the holders of the outstanding Shares of that Class or (b) by a Resolution of the holders of Shares of that Class passed at a separate general meeting of Shareholders of that Class.

Section 3.02. Issue of Equal or Prior Ranking Shares. The rights conferred upon the holders of any Shares or Class of Shares shall not, unless the rights attached to, or the terms of issue of, that Class of Shares expressly provides otherwise, be deemed to be altered or otherwise affected by the creation or issue of further Shares which rank pari passu with, or in priority to, any existing Shares, whether as to voting rights, dividends or otherwise.

ARTICLE IV

Acquisition of Shares

Section 4.01. Power to Acquire Shares. Subject to the Act, the Company may purchase or otherwise acquire its own Shares from one or more Shareholders, and the Board may (without the sanction of a Resolution) authorize any exercise of the Company’s power to purchase its own Shares, in each case whether in the market, by tender or by private agreement, at such prices (whether at par or above or below par) and otherwise on such terms and conditions as the Board may from time to time determine. The whole or any part of the amount payable on any such purchase may be paid or satisfied otherwise than in cash, to the extent permitted by the Act.

ARTICLE V

Calls on Shares

Section 5.01. Board May Make Calls. The Board may, from time to time, make such calls as it thinks fit upon Shareholders solely in respect of any amounts unpaid (whether on account of the par value of the Shares or by way of premium) on any Shares held by them which are not made payable at fixed times by the terms of issue of those Shares. A call may be made payable by installments. The Board may revoke or postpone any call.

Section 5.02. Time of Call. A call is deemed to be made at the time when the resolution of the Board making the call is passed.

Section 5.03. Fixed Installments Deemed Calls. An amount which, by the terms of issue of a Share, is payable on allotment or at a fixed date is deemed for the purposes of these Bye-Laws to be a call duly made and payable on the date on which the amount is payable.

Section 5.04. Notice of Call. At least 14 days’ notice of any call shall be given to the holder of the Share in respect of which the call is made, specifying the time and place of payment.

Section 5.05. Differential Calls. The Board may, on the issue of any Share, differentiate between Shareholders as to the amount to be paid in respect of Shares and the times of payment of such amounts.

Section 5.06. Manner of Payment. A Shareholder by whom a call is payable shall pay the amount of the call to the Company at the time and place specified by the Board.

Section 5.07. Joint Shareholders. Joint Shareholders are jointly and severally liable to pay all calls in respect of Shares registered in their names.

Section 5.08. Default Interest. If a call in respect of a Share is not paid on or before the due date, the person from whom the call is payable shall pay interest on the call from the due date to the time of actual payment at such rate as the Board may determine, unless the Board waives payment of interest wholly or in part.

Section 5.09. Proceedings for Recovery of Calls. In any proceedings for recovery of a call:

(a) it is sufficient to prove that:

(i) the name of the relevant Shareholder is entered in the Register as the holder, or one of the holders, of the Shares to which the call relates; and

(ii) except in relation to any amount which, by the terms of issue of a Share, is payable on allotment or at a fixed date, the resolution making the call is entered in the Records and notice of the call has been duly given, and proof of the matters mentioned in this Section is conclusive evidence of the debt; and

(b) it is not necessary to prove the appointment or qualification of any member of the Board which made the call or any other matter.

Section 5.10. Payment in Advance of Calls. The Company may receive from any Shareholder in advance any amount uncalled and unpaid upon any Shares held by that Shareholder and may, until the date on which the amount becomes payable pursuant to a call, pay interest on the amount at such rate as the Board and Shareholder may agree in advance.

ARTICLE VI

Forfeiture of Shares

Section 6.01. Notice Requiring Payment of Call. If a Shareholder fails to pay any call or installment of a call on the due date, the Company may thereafter by written notice to that Shareholder require payment of the amount unpaid together with any accrued interest and all expenses incurred by the Company by reason of such non-payment.

Section 6.02. Contents of Notice. The notice shall specify a further date (not earlier than 14 days after the date of service of the notice) on or before which, and the place where, the payment is to be made, and shall state that, if payment is not made by the specified date, and at the place appointed, the Share in respect of which the call is made or installment is due, is liable to be forfeited.

Section 6.03. Shareholder may Surrender Shares. The Board may accept the surrender of any Share liable to be forfeited, and, in any such case, references in these Bye-Laws to forfeiture include surrender.

Section 6.04. Forfeiture for Non-Payment. If the requirements of any notice given under Section 6.02 are not complied with, then any Share in respect of which the notice was given may, at any time thereafter before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. The forfeiture shall include all dividends declared in respect of the forfeited Share and not paid before the forfeiture.

Section 6.05. Notice of Forfeiture. When a Share has been forfeited, the Company shall give notice of the resolution of the Board to the Shareholder in whose name the Share is registered immediately prior to the forfeiture, and shall enter in the Register details of the forfeiture.

Section 6.06. Cancellation of Forfeiture. A forfeiture may be cancelled at any time before the sale of the forfeited Share, on such terms as the Board thinks fit.

Section 6.07. Effect of Forfeiture. A person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but remains liable to the Company for all moneys payable in respect of the forfeited Shares together with interest at such rate as the Board may determine from the date of forfeiture until payment and the Company may enforce payment without being under any obligation to make any allowance for the value of the Shares forfeited.

ARTICLE VII

Lien on Shares

Section 7.01. Lien on Shares. The Company shall have a first and paramount lien on each Share, the proceeds of sale of the Share, and all dividends made in respect of the Share, for:

(a) all unpaid calls owing in respect of the Share and interest thereon (if any);

(b) any amount which the Company may be called upon to pay under any law for the time being of any country, state or place in respect of the Share, whether or not the due date for payment thereof has arrived; and

(c) all liabilities and obligations of the Shareholder to the Company, whether solely or jointly with any other person, whether incurred or arising before or after notice to the Company of any equitable interest of any person other than the Shareholder, and whether or not the date for payment, fulfillment or discharge thereof has arrived.

Section 7.02. Waiver of Lien. The Board may at any time, either generally or in any particular case, waive any lien that has arisen or declare any Share to be wholly or in part exempt from the provisions of this Article. Unless otherwise agreed between the Company and the relevant Shareholder, the registration of a transfer of a Share shall operate as a waiver of any lien which the Company may have on that Share, except as provided in Section 12.03.

ARTICLE VIII

Sale of Shares Subject to Forfeiture or Lien

Section 8.01. Company May Sell Shares. The Company may sell any forfeited Share, or any Share on which the Company has a lien, in such manner as the Board thinks fit, but the Company shall not sell any Share:

(a) unless the amount in respect of which a lien exists is due and payable; and

(b) until the expiry of 14 days after written notice demanding payment of the amount presently due and stating the intention to sell in default of such payment, has been given to the person entitled to receive notice of meetings of Shareholders in respect of the Share.

Section 8.02. Proceeds of Sale. The net proceeds (after deduction of any expenses) of the sale by the Company of a forfeited Share or of any Share sold for the purposes of enforcing a lien shall be applied in or towards satisfaction of any unpaid calls, interest or other amount in respect of which any lien exists (as the case may require). The residue, if any, shall be paid to the holder of the Share at the time of its forfeiture or, in the case of a Share sold for the purpose of enforcing a lien, the holder immediately prior to the sale or, if applicable in either case, to the Personal Representative of the holder.

Section 8.03. Evidence. An affidavit to the effect that the deponent is a Director or the Secretary and that any power of sale has arisen and is exercisable by the Company under these Bye-Laws, or that a Share has been forfeited on the date stated in the affidavit, shall be conclusive evidence of those facts stated in it as against all persons claiming to be entitled to the Share.

Section 8.04. Sale Procedure. For giving effect to any sale after forfeiture of any Share or of enforcing a lien over any Share, the Board may authorize any person to transfer the Share to the purchaser. The purchaser shall be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, and title of the purchaser shall not be affected by any irregularity or invalidity in the proceedings relating to the sale.

ARTICLE IX

Dividends

Section 9.01. Power to Authorize. Subject to the rights attaching to, or the terms of issue of, any Class of Shares, the Act and the other provisions of these Bye-Laws, the Board may authorize dividends by the Company at times, and of amounts, and to any Shareholders, as it thinks fit and may do everything which is necessary or expedient to give effect to any such dividend.

Section 9.02. Form of Distribution. Subject to the rights of holders of any Shares in a Class, the Board may make a dividend in such form as it thinks fit, but shall not differentiate between Shareholders as to the form in which a dividend is made without the prior approval of the Shareholders.

Section 9.03. Entitlement to Dividends. Except insofar as the rights attaching to, or the terms of issue of, any Shares otherwise provide, the Board shall not authorize a dividend:

(a) in respect of some but not all Shares in a Class; or

(b) that is of a greater value per Share in respect of some Shares of a Class than it is in respect of other Shares of that Class, unless the amount of the dividend in respect of a Share of that Class is in proportion to the amount paid to the Company in satisfaction of the liability of the Shareholder under these Bye-Laws or under the terms of issue of the Share.

Section 9.04. Deduction of Amounts Due. The Board may deduct from a dividend payable to a Shareholder (either alone or jointly with another) any amount which is due and payable by the Shareholder to the Company on account of calls or otherwise in relation to any Shares held by that Shareholder.

Section 9.05. No Interest on Dividends. Subject to the rights of holders of any Shares in a Class, the Company is not liable to pay interest in respect of any dividend or distribution.

Section 9.06. Method of Payment. A dividend payable in cash may be paid in such manner as the Board thinks fit to the entitled Shareholders or, in the case of joint Shareholders, to the Shareholder named first in the Register, or to such other person and in such manner as the Shareholder or joint Shareholder may in writing direct. Any one of two or more joint Shareholders may give a receipt for any payment in respect of the Shares held by them as joint Shareholders.

Section 9.07. Unclaimed Dividends. Dividends or other money distributions unclaimed for more than one year after having been authorised, may be used for the benefit of the Company until claimed. All dividends or other monetary distributions unclaimed for more than 6 years after having been authorized may be forefeited by the Board for the benefit of the Company.

ARTICLE X

Share Certificates

Section 10.01. Form of Share Certificates. Share certificates shall be in such form as the Board may from time to time prescribe, subject to the requirements of the Act.

Section 10.02. Entitlement to Share Certificates. Unless otherwise provided by the rights attaching to, or by the terms of issue of, any Class of Shares, each Shareholder shall, upon becoming the holder of any Share, be entitled to a Share certificate for all the Shares of each Class held by that Shareholder (and, on transferring any Shares held by that Shareholder, to a certificate for the balance), but the Board may decide not to issue certificates for any Shares held by, or by the nominee of, any securities exchange or depository or any operator of any clearance or settlement system except at the request of any such person. In the case of a Share held jointly by several persons, delivery of a certificate in their joint names to one of several joint holders shall be sufficient delivery to all.

Section 10.03. Replacement Share Certificates. The Company:

(a) may issue a replacement certificate for any Share certificate that is worn out or defaced; or

(b) shall issue a replacement Share certificate for one that has been lost or destroyed,

subject to satisfactory proof of the fact, payment of the reasonable expenses of the Company and, if so required by the Board, an appropriate indemnity being given to the Company.

ARTICLE XI

Transfer of Shares

Section 11.01. Right to Transfer. Subject to the Act and to any restrictions contained in these Bye-Laws, a Shareholder or Personal Representative may transfer any Share by an instrument of transfer in the usual common form approved by the Company or the agent of the Company who maintains the Register. Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

Section 11.02. Form of Transfer. The instrument of transfer of a Share shall be signed by or on behalf of the transferor and, if registration as holder of the Share imposes a liability on the transferee, be signed or executed by or on behalf of the transferee.

Section 11.03. Delivery to Company. An instrument transferring Shares must be delivered to the Company or agent of the Company who maintains the Register, together with the Share certificate (if any) relating to the Shares to be transferred, and the transferee shall provide such evidence as the Company or the agent responsible requires to prove the title of the transferor, or the right of the transferor to transfer, the Shares.

Section 11.04. Board May Refuse to Register Transfer. The Board may, in its absolute discretion and without assigning any reason for its decision, refuse to register a transfer of any Share if:

(a) the Share is not fully paid up;

(b) the Company has a lien on the Share;

(c) the instrument of transfer is not accompanied by the relevant Share certificate (if any) and such other evidence as the Board may reasonably require to prove the title of the transferor to, or right of the transferor to transfer, the Share;

(d) it is not satisfied that all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; or

(e) the transfer may violate the terms of any agreement to which the Company (or any of its subsidiaries) and the transferor are party or subject.

If the Board refuses to register a transfer of any Share, it shall, within three months after the date on which the instrument of transfer was lodged with the Company or agent of the Company who maintains the Register, send to the transferor and to the transferee notice of such refusal.

Section 11.05. When Transfer Effective. A transferor of a Share is deemed to remain the holder of the Share until the name of the transferee is entered in the Register in respect of the Share.

ARTICLE XII

Transmission of Shares

Section 12.01. Transmission on Death of Shareholder. If a Shareholder dies, the survivor or survivors, if the deceased was a joint Shareholder, or the Personal Representative,

shall be the only person or persons recognized by the Company as having any title to or interest in the Shares of the deceased Shareholder, but nothing in this Section shall release the estate of a deceased joint Shareholder from any liability in respect of any Share or constitute a release of any lien which the Company may have in respect of any Share.

Section 12.02. Evidence of Entitlement to Transmission. In the case of a person becoming entitled to a Share upon the death of a Shareholder or otherwise by operation of applicable law, the Board may require the production to the Company of such evidence of such person’s entitlement as is prescribed by the Act or, to the extent, that no such evidence is prescribed, as may from time to time be required by the Board. Upon production of such evidence, the name and address of the person so entitled shall be noted in the Register.

Section 12.03. Rights of Personal Representatives. A Personal Representative of a Shareholder:

(a) is entitled to exercise all rights (including, without limitation, the rights to receive dividends, to attend general meetings of the Company and vote in person or by Representative), and is subject to all limitations, attached to the Shares registered in the name of that Shareholder; and

(b) is entitled to be registered as the holder of those Shares or to have some person nominated by the Personal Representative registered as the holder of those Shares, but such registration shall not operate as a release of any rights (including any lien) to which the Company was entitled prior to registration of the Personal Representative or nominee pursuant to this Section.

ARTICLE XIII

Exercise of Powers of Shareholders

Section 13.01. Exercise of Power by Meeting or Written Resolution. A power or right of approval reserved to the Shareholders or any class of Shareholders by the Act or by these Bye-Laws may be exercised either:

(a) at a meeting of Shareholders or class of Shareholders, as the case may require; or

(b) except in the case of the removal of an auditor or a Director, by a resolution in writing signed by, or in the case of a Shareholder that is a corporation whether or not a company within the meaning of the Act, on behalf of, all the Shareholders who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

ARTICLE XIV

General Meetings of Shareholders

Section 14.01. Annual General Meetings. The Board shall convene and the Company shall hold annual general meetings in accordance with the requirements of the Act.

Section 14.02. Special General Meetings. The Board may, whenever it thinks fit, and shall, on the requisition in writing of Shareholders made in accordance with the Act and holding such number of Shares as is prescribed by the Act, convene a general meeting in the manner required by the Act. All general meetings other than annual general meetings shall be called special general meetings.

Section 14.03. Time and Place of Meetings. Each general meeting shall be held at such date, time and place (within or outside of Bermuda) as the Board appoints.

Section 14.04. Alternative Forms of Meetings. A general meeting of Shareholders may be held either:

(a) by a number of Shareholders, who constitute a quorum, being assembled together at the place, date and time appointed for the meeting; or

(b) if determined by the Board, by means of audio, or audio and visual, communication by which all Shareholders participating and constituting a quorum, can reasonably be expected to be able to hear each other simultaneously throughout the meeting; or

(c) if determined by the Board, by a combination of the forms referred to in paragraphs (a) and (b) above.

Section 14.05. Meetings of Classes of Shareholders. The provisions of these Bye-Laws relating to general meetings of the Company shall apply mutatis mutandis to any separate general meeting of any class of Shareholders except that:

(a) the necessary quorum shall be two or more Shareholders present in person or by Representative together holding or representing a majority of the issued Shares of the relevant class; provided that, if the relevant class of Shareholders has only one Shareholder, one Shareholder present in person or by Representative shall constitute the necessary quorum; and

(b) if the Board so elects, one meeting may be held of Shareholders constituting more than one class of Shareholders, so long as voting at the meeting is by way of a poll, and proper arrangements are made to distinguish between the votes of Shareholders in each class.

Section 14.06. Meeting Called on Requisition of Shareholders and Other Business Proposed by Shareholders. (a) Notwithstanding anything to the contrary in these Bye-Laws, the Board shall, on the requisition of (i) Shareholders holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company or (ii) the holder of the Class B Common Share, forthwith proceed to convene a special general meeting of the Company and the provisions of Section 74 of the Act shall apply.

(b) In addition to any rights of Shareholders under the Act, other business (except for nomination of Directors, which must be done in accordance with Section 19.06) may be proposed to be brought before any annual general meeting of the Company, or any special general meeting of the Company by any person who: (i) is a Shareholder and is entitled to attend and vote at such meeting; and (ii) complies with the notice procedures set forth in this Section 14.06.

(c) In addition to any other applicable requirements, for other business to be proposed by a Shareholder pursuant to paragraph (b) of this Section, such Shareholder must give timely notice thereof in proper written form to the Secretary.

(d) To be timely, a notice given to the Secretary pursuant to paragraph (c) of this Section must be delivered to or mailed and received at the Registered Office:

(i) in the case of an annual general meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting (excluding any adjournment of an annual general meeting) is more than 30 days before or more than 60 days after such anniversary date, notice by the Shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual general meeting and not later than the close of business on the later of the 90th day prior to such annual general meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment of an annual general meeting commence a new time period for the giving of a Shareholder’s notice as described above; and

(ii) in the case of a special general meeting, no more than 7 days following the day on which notice of the special general meeting was mailed or the date that the special general meeting is publicly announced, whichever occurs first. In no event shall the public announcement of an adjournment of a special general meeting commence a new time period for the giving of a Shareholder’s notice as described above.

(e) To be in proper written form, a notice given to the Secretary pursuant to paragraph (c) of this Section must set forth as to each matter such Shareholder proposes to bring before the general meeting: (i) a brief description of the business desired to be brought before the general meeting and the reasons for conducting such business at the general meeting; (ii) the name and record address of such Shareholder; (iii) the Class or series and number of Shares which are registered in the name of such Shareholder; (iv) a description of all arrangements or understandings between such Shareholder and any other person or persons (including their names) in connection with the proposal of such business by such Shareholder and any material interest of such Shareholder in such business; and (v) a representation that such Shareholder intends to appear in person or by Representative at the general meeting to bring such business before the general meeting.

ARTICLE XV

Notice of General Meetings

Section 15.01. Written Notice. Written notice of the time and place of a general meeting of Shareholders shall be given to every Shareholder entitled to receive notice of the meeting, to every Director and to the Resident Representative:

(a) in the case of an annual general meeting of Shareholders, not less than 30 days before the meeting; and

(b) in the case of a special general meeting of Shareholders, not less than 10 days before the meeting;

Section 15.02. Short Notice. A general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in Section 15.01, be deemed to have been duly called if it is so agreed:

(a) in the case of an annual general meeting, by all Shareholders entitled to attend and vote thereat; or

(b) in the case of any other meeting, by a majority in number of Shareholders having a right to attend and vote at the general meeting, being a majority together holding not less than ninety-five percent in nominal value of the Shares giving a right to attend and vote at the meeting.

Section 15.03. Contents of Notice. A notice of a general meeting of Shareholders shall state the general nature of the business to be transacted at the general meeting.

Section 15.04. Accidental Omission of Notice. The accidental omission to give notice of a meeting or instrument of proxy to, or the non-receipt or late receipt of notice of a meeting or instrument of proxy by, any person entitled to receive such notice or instrument of proxy, shall not invalidate the proceedings at that meeting.

Section 15.05. Notice of Adjourned Meeting. If a meeting of Shareholders or any class of Shareholders is adjourned for less than 30 days, it is not necessary to give notice of the time and place of the adjourned meeting other than by announcement at the meeting which is adjourned. In any other case, notice of the meeting shall be given in accordance with Section 15.01.

ARTICLE XVI

Proceedings at General Meetings

Section 16.01. Requirement for a Quorum. Subject to Section 16.03, no business may be transacted at any general meeting of Shareholders or adjourned meeting if a quorum is not present.

Section 16.02. Quorum. Except as otherwise provided by these Bye-Laws, a quorum for a meeting of Shareholders is two Shareholders present in person or by Representative and having the right to attend and vote at the meeting and holding Shares representing more than 50% of the votes that may be cast by all Shareholders having the right to attend and vote at such meeting at the relevant time.

Section 16.03. Lack of Quorum. If a quorum is not present within 30 minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the commencement of a meeting a quorum is not present:

(a) in the case of a meeting convened on the requisition of Shareholders, the meeting shall be dissolved; and

(b) in the case of any other meeting, the meeting shall be adjourned to the same day in the following week at the same time and place, or to such other date, time and place as the Board may appoint.

Section 16.04. Regulation of Procedure. Except as otherwise provided in these Bye-Laws, the chairman of the meeting may regulate the procedure at meetings of Shareholders.

Section 16.05. Chairman. The chairman of the Board shall preside as chairman at every general meeting of the Company or of any class of Shareholders. If there is no such chairman, or if at any meeting the chairman is not present or is unwilling to act as chairman, the Directors present shall appoint one of those Directors who is willing to act as chairman of the meeting or, if only one Director is present, he or she shall preside as chairman, if willing to act. If none of the Directors present is willing to act as chairman, the Director or Directors present may appoint any Officer who is present and willing to act as chairman. In default of any such appointment, the persons present and entitled to vote shall elect any Officer who is present and willing to act as chairman or, if no Officer is present or if none of the Officers present is willing to act as chairman, one of their number to be chairman.

Section 16.06. Adjournment of Meeting. The chairman of the meeting may, with the consent of the Shareholders at a meeting at which a quorum is present (and shall, if so directed), adjourn the meeting from time to time and from place to place, but no business may be transacted at an adjourned meeting other than the business left unfinished at the relevant meeting. In addition to any other power of adjournment conferred by law, the chairman of the meeting may at any time without the consent of the Shareholders at the meeting adjourn the meeting (whether or not it has commenced or a quorum is present) to another time and/or place (or indefinitely) if, in the chairman’s opinion, it would facilitate the conduct of the business of the meeting to do so or if the chairman is so directed (prior to or at the meeting) by the Board. When a meeting is adjourned indefinitely, the time and place for the adjourned meeting shall be fixed by the Board.

ARTICLE XVII

Voting

Section 17.01. Entitlement to Vote; Required Vote. A Shareholder may exercise the right to vote either in person or by Representative. Except as otherwise provided by the Act or these Bye-Laws, in all matters other than the election of Directors, the affirmative vote of a majority of the combined voting power of all of the Shares present in person or represented by proxy at the meeting and entitled to vote on the matter, voting together as a single class, shall be the act of the Shareholders.

Section 17.02. Number of Votes. Subject to Section 2.03 with respect to the voting rights of the Class B Common Share and any other rights or restrictions for the time being attached to any Share (including any Preference Shares under Section 2.05):

(a) where voting is by show of hands or by voice, every Shareholder present in person or by Representative has one vote; and

(b) on a poll, every Shareholder present in person or by Representative has:

(i) in respect of each fully paid Share held by that Shareholder, such number of votes attached to the Share;

(ii) in respect of each Share held by that Shareholder which is not fully paid, a fraction of a vote or votes which would be exercisable if that Share were fully paid equivalent to the proportion which the amount paid (excluding amounts credited as paid) on that Share bears to the total amount paid and payable thereon (excluding amounts credited as paid and amounts paid in advance of calls).

Section 17.03. Vote of Protected Persons. Subject to Section 17.04, a Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any court in Bermuda (or elsewhere having jurisdiction) for the protection or management of the affairs of persons incapable of managing their own affairs may vote, by his or her receiver, committee, curator bonus or other person in the nature of a receiver, committee or curator bonus appointed by such court, and such receiver, committee, curator bonus or other person may vote by proxy and may otherwise act and be treated as such Shareholder for the purpose of general meetings.

Section 17.04. Production of Evidence to Represent Protected Persons. Evidence to the satisfaction of the Board of the authority of any person claiming the right to vote under Section 17.03 shall be produced at the Registered Office (or at such other place as may be specified for the deposit of instruments of proxy) not later than the last time by which an instrument appointing a proxy must be deposited in order to be valid for use at the meeting or adjourned meeting or on the holding of the poll at or on which that person proposes to vote and, in default, the right to vote shall not be exercisable.

Section 17.05. Declaration by Chairman. A declaration by the chairman of a meeting that a resolution is carried by the requisite majority is conclusive evidence of that fact unless a poll is demanded in accordance with Section 17.08.

Section 17.06. Chairman’s Casting Vote. The chairman of a meeting of Shareholders or class of Shareholders is not entitled to a casting vote.

Section 17.07. Joint Shareholders. Where two or more persons are registered as joint Shareholders, the vote of the person named first in the Register and voting on the matter must be accepted to the exclusion of the votes of the other joint holders.

Section 17.08. Right to Demand a Poll. At a meeting of Shareholders, a poll may be demanded by:

(a) the chairman of the meeting; or

(b) not less than three Shareholders having the right to vote at the meeting; or

(c) a Shareholder or Shareholders representing not less than 10% of the total rights of all Shareholders having the right to vote at the meeting; or

(d) a Shareholder or Shareholders holding Shares that confer a right to vote at the meeting on which the aggregate amount paid up is not less than 10% of the total amount paid up on all Shares that confer that right.

Section 17.09. When Poll May be Demanded. A poll may be demanded either before or after the vote is taken on a Resolution. The demand for a poll may be withdrawn.

Section 17.10. When Poll Taken. A poll demanded on the election of a chairman of a meeting or on a question of adjournment shall be taken immediately. A poll demanded on any other question shall be taken at such time as the chairman directs and any business, other than that upon which a poll is demanded, may proceed pending the taking of the poll.

Section 17.11. Poll Procedure. A poll shall be taken in such manner as the chairman directs and the result of the poll is deemed to be a resolution of the meeting at which the poll is demanded.

Section 17.12. Votes on a Poll. On a poll:

(a) votes may be given either personally or by Representative;

(b) votes shall be counted according to the votes attached to the Shares of each Shareholder present in person or by Representative and voting in respect of those Shares; and

(c) a Shareholder need not cast all the votes to which the Shareholder is entitled and need not exercise in the same way all the votes which the Shareholder casts.

Section 17.13. Inspectors of Elections; Opening and Closing the Polls. The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Company in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of shareholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of shareholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law. The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at the meeting.

ARTICLE XVIII

Proxies and Corporate Representatives

Section 18.01. Right to Appoint Proxy. A Shareholder may appoint one or more persons as his or her proxy, with or without the power of substitution, to vote on behalf of the Shareholder in respect of all or a portion of the Shares held by that Shareholder at a general meeting (including an adjourned meeting). A proxy need not be a Shareholder and is entitled to attend and be heard at the meeting, and to demand or join in demanding a poll, as if the proxy were the Shareholder.

Section 18.02. Appointment of Representatives. A corporation (which, for the avoidance of doubt and for the purposes of this Section 18.02, includes any limited liability company) which is a Shareholder may appoint any person (or two or more persons in the alternative) as its representative, with or without the power of substitution, to represent it and vote on its behalf in respect of all or some of the Shares held by that Shareholder at any general meeting (including an adjourned meeting), and such a corporate representative may exercise the same powers on behalf of the corporation which such representative represents as that corporation could exercise if it were an individual Shareholder.

Section 18.03. Notice of Appointment. A proxy shall be appointed by an instrument in writing in any common form or in such other form as the Board may approve, such instrument being executed under the hand of the appointor or of the appointor’s attorney or duly authorized agent or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorized to sign the same. A proxy may also be appointed in such other manner as the Board may from time to time approve.

Section 18.04. Production of Notice. No appointment of a proxy is effective in relation to a meeting unless a copy of the notice of appointment is received by the Company at its Registered Office, or by the agent that maintains the Register or such other address as is specified for that purpose in the form of notice of appointment or in the notice convening the meeting, not later than 48 hours before the start of the meeting.

Section 18.05. Board May Waive Irregularity. Subject to the Act, the Board may at its discretion waive any of the provisions of these Bye-Laws relating to the execution and deposit of an instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative or any ancillary matter (including, without limitation, any requirement for the production or delivery of any instrument or other communication to any particular place or by any particular time or in any particular way) and, in any case in which it considers it appropriate, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend and vote on behalf of any Shareholder at any general meeting.

Section 18.06. Validity of Proxy Vote. A vote given in accordance with the terms of a notice of appointment of a proxy is valid notwithstanding the previous death or mental disorder of the principal, or revocation of the appointment of the proxy or of the authority under which notice of appointment was executed, or the transfer of the Share in respect of which the proxy is appointed, if no written notification of such death, mental disorder, revocation, or transfer is received by the Company at its Registered Office, or by the agent maintaining the Register, before the commencement of the meeting for which the proxy is appointed.

ARTICLE XIX

Appointment and Removal of Directors

Section 19.01. Numbers of Directors. The number of Directors shall not at any time be more than fifteen (15) nor less than two and, subject to these limitations, the number of Directors to hold office shall be fixed from time to time solely by the Board. For the avoidance of doubt, no decrease in the number of authorized Directors constituting the whole Board shall shorten the term of any incumbent Director.

Section 19.02. Classification of Directors. The Directors shall be classified, with respect to the time for which each Director holds office, into three classes, as nearly equal in number as possible, one class to be originally appointed for a term expiring at the conclusion of the first annual general meeting of Shareholders held after the adoption of these amended and restated Bye-Laws, the second class of Directors to be originally appointed for a term expiring at the conclusion of the second annual general meeting of the Shareholders held after the adoption of these amended and restated Bye-Laws and the third class to be originally appointed for a term expiring at the conclusion of the third annual general meeting of Shareholders held after the adoption of these amended and restated Bye-Laws, with each class to hold office until its successors are duly appointed. At each annual general meeting of Shareholders, Directors appointed to succeed those Directors whose terms then expire shall be appointed for a term of office to expire at the third succeeding annual general meeting of Shareholders after their appointment, with each Director to hold office until such person’s successor shall have been duly appointed. A retiring Director is eligible for re-appointment.

Section 19.03. Appointment by Shareholders. Subject to these Bye-Laws, Directors shall be appointed at an annual general meeting of Shareholders by a plurality of votes of those Shareholders entitled to vote and voting on the appointment of Directors.

Section 19.04. Appointment by Board. Vacancies on the Board, whether created from any increase in the number of Directors or resulting from the death, resignation, disqualification, removal or other cause, may only be filled by the Board and any such appointment shall only be for a term of office equal to the remainder of the full term of the class of Directors in which the vacancy was created from any increase in the number of Directors or to which the Director was appointed, as the case may require.

Section 19.05. Re-appointment of Retiring Director. A Director retiring upon the expiring of a term of office at an annual general meeting of Shareholders shall, if standing for re-appointment, be deemed to have been re-appointed unless:

(a) some other person is appointed by the Board to fill the vacated office;

(b) it is resolved by the Board not to fill the vacated office; or

(c) a resolution for the re-appointment of that Director is put to the meeting and lost.

Section 19.06. Nomination of Directors. No person may be appointed as a Director at a general meeting of Shareholders (other than a Director retiring at an annual general meeting), unless:

(a) in the case of an annual or special general meeting, such person is recommended by the Board; or

(b) in the case of an annual general meeting, such person has been nominated by a Shareholder entitled to attend and vote at the meeting by giving timely notice thereof in proper written form to the Secretary. To be timely, a notice given to the Secretary pursuant to this Section must be delivered or mailed and received at the Registered Office not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting (excluding any adjournment of an annual general meeting) is more than 30 days before or more than 60 days after such anniversary date, notice by the Shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual general meeting and not later than the close of business on the later of the 90th day prior to such annual general meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment of an annual general meeting commence a new time period for the giving of a Shareholder’s notice as described above. To be in proper written form, a notice given to the Secretary pursuant to this Section must set forth (i) the name and record address of such Shareholder, (ii) the Class or series and number of Shares which are registered in the name of such Shareholder and (iii) in relation to each person the Shareholder proposes to nominate for appointment or re-appointment as a Director:

(i) the name, age, business address and residence address of such person;

(ii) the principal occupation or employment of such person;

(iii) the number and Classes of Shares which are beneficially owned by such person;

(iv) particulars which would, if such person were so appointed, be required to be included in the Company’s register of Directors and Officers; and

(v) all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of Directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934 of the United States of America (as amended), together with notice executed by such person of his or her willingness to serve as a Director if so appointed;

provided, however, that no Shareholder shall be entitled to propose any person to be appointed or re-appointed Director at any special general meeting.

Section 19.07. Consent to Act. A Director upon being appointed (but not upon being re-appointed) must provide written acceptance of their appointment, in such form as the Board may think fit, by notice in writing to the Registered Office within 30 days of their appointment.

Section 19.08. Alternate Directors. Directors are not entitled to appoint alternate directors.

Section 19.09. Vacation of Office. A Director ceases to be a Director if he or she:

(a) is removed from office in accordance with Section 19.10;

(b) dies;

(c) resigns by written notice delivered to the Company at its Registered Office or tendered at a meeting of the Board (such notice to be effective at the time when it is so received unless a later time is specified in the notice); or

(d) is prohibited by law from being a Director.

Section 19.10. Removal of Directors by Shareholders. The provisions of section 93 of the Act will not apply to the Company. Shareholders may only remove a Director for cause at a special general meeting convened and held in accordance with these Bye-Laws, by a resolution of the Shareholders that is approved by the affirmative vote of a majority of the Shares then entitled to vote thereon; provided that notice of any such meeting convened for the purpose of removing a Director shall contain a statement to that effect and be given to such Director not less than 14 days before the general meeting, and at such general meeting such Director shall be entitled to be heard on the motion for such Director’s removal. Cause for removal shall be deemed to exist only if the Director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such Director’s duty to the Company and such adjudication is no longer subject to direct appeal.

ARTICLE XX

Directors’ Remuneration and Expenses

Section 20.01. Power to Authorize Fees. Each Director (other than a Director who is also an employee of a Group Company) shall be entitled to receive such fees for services as a Director, if any, as the Board may from time to time determine. Directors who are also employees of a Group Company will not be paid any such fees by the Company in addition to their remuneration as an employee.

Section 20.02. Payment of Expenses. Directors are entitled to be paid for traveling, accommodation and other expenses properly incurred by them in attending meetings of the Board, or any committee of the Board, or meetings of Shareholders, or in connection with the business of the Company.

ARTICLE XXI

Exemption and Indemnification

Section 21.01. Indemnification. Subject always to Section 21.05, every person who is or was a Director or Officer or, while a Director or Officer of the Company, is or was serving at the request of the Company as a Director, Officer, employee or agent of any other corporation or partnership, limited liability company, joint venture, trust or other legal entity of any kind, including service with respect to employee benefit plans, and their heirs, executors and administrators (each, an “Indemnified Person”) shall be indemnified and held harmless by the Company to the fullest extent permitted by law from and against all actions, liabilities, losses, damages or expenses (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in or arising out of the actual or purported execution or discharge of their respective offices or trusts, or in relation thereto, to the fullest extent permitted by law and this indemnity shall continue in force, despite any subsequent revocation or amendment to this Section, in relation to any matter occurring, or any cause of action, suit or claim that accrues or arises prior to the date of such revocation or amendment. The right to indemnification conferred by this Section shall be a contract right and, in the case of Directors and Officers (in their capacity as such), shall and, in other cases, may, if approved by the Chief Executive Officer, General Counsel or the Board, include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. An advancement of expenses incurred by a party entitled to indemnification shall be conditioned upon delivery to the Company of an undertaking by such person to repay all amounts so advanced if it is ultimately determined by final judicial decision that such person is not entitled to be indemnified for such expenses under this Section.

Section 21.02. Liability of Directors. Subject always to Section 21.05, no Director shall be liable to the Company, any of its Shareholders or any other person for the acts, receipts, neglects or defaults of any other Director, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Company, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency, or tortuous act of any person with whom any moneys, securities or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default, or oversight on his part, or for any other loss, damage, or misfortune whatever which shall happen in relation to the execution of the duties of his office or in relation thereto.

Section 21.03. Insurance. The Board shall have power to purchase and maintain insurances for the benefit of any persons who are or were at any time Officers or employees of the Company, or of any other company which is its holding company or of any other company which is a subsidiary of the Company or such holding company or in which the Company or such holding company has any direct or indirect interest, including (without limitation) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported performance of their duties or powers or offices in relation to the Company or such other company.

Section 21.04. Extended Definition of Director and Officer. In this Article the term “Director” includes, in addition to the persons specified in the definition of such term in Section 1.01, a former Director of the Company, a member of a committee constituted under Section 23.03, and any person acting as a Director or member of a committee in the reasonable belief that such person has been so appointed or elected, notwithstanding any defect in such appointment or election, and where the context so admits, references to a Director include the estate and personal representatives of a deceased Director or any such other person. In this Article the term “Officer” includes, in addition to the persons specified in the definition of such term in Section 1.01, a former Officer of the Company, the Resident Representative and any person acting as an Officer or Resident Representative in the reasonable belief that such person has been so appointed or elected, notwithstanding any defect in such appointment or election, and where the context so admits, references to a Officer include the estate and personal representatives of a deceased Officer or any such other person.

Section 21.05. Provisions to be Given Full Effect. The provisions for exemption from liability and indemnity contained in this Article shall have effect to the fullest extent permitted by law, but shall not, extend to any matter which would render any of them void pursuant to the Act.

Section 21.06. Indemnity Only an Obligation to Reimburse. To the extent that any person is entitled to claim an indemnity pursuant to this Article in respect of an amount paid or discharged by such person, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment (including advance payments of fees or other costs) or effecting such discharge.

Section 21.07. Rights Cumulative. The rights to indemnification and reimbursement of expenses provided by this Article are in addition to any other rights to which a person may be entitled.

Section 21.08. Determination of Rights. The rights to indemnification and reimbursement of expenses provided by this Article, unless ordered by a court, shall be made by the Company with respect to a person who is a Director or Officer at such time only as authorized in the specific case (i) if requested by the claimant, by Independent Counsel, or (ii) if no request is made by the claimant for a determination by Independent Counsel, by the Chief Executive Officer or General Counsel of the Company, whose determination shall be subject to the approval of the Board (by a majority vote of a quorum consisting of Disinterested Directors), provided, that (a) if a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, such determination shall be approved by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the claimant, or (b) if a quorum of Disinterested Directors so directs, such determination shall be approved by a Resolution of the Shareholders. “Disinterested Board of Directors” shall mean the Board sitting or meeting as a board but not in the presence of any Director or Officer who is a party to the litigation, action, suit or proceedings the subject of the indemnity in question; the expression “Disinterested Director” shall be construed accordingly; and “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Company or the claimant in an action to determine the claimant’s rights under this Article 21.

ARTICLE XXII

Directors’ Interests

Section 22.01. Disclosure of Interests. A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract or arrangement with the Company or any other Group Company shall declare the nature of such interest as required by the Act.

Section 22.02. Director May Hold Other Offices. A Director may hold any other office or place of profit with the Company (except that of auditor) in addition to the office of Director for such period and upon such terms as the Board may determine and may be paid such extra remuneration for so doing (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, in addition to any remuneration or other amounts payable to a Director pursuant to these Bye-Laws.

Section 22.03. Director May Act in Professional Capacity. A Director, or a Director’s firm, partner or any company with whom any Director is associated, may act in a professional capacity for the Company, and such Director or such Director’s firm, partner or such company shall be entitled to remuneration for professional services as if such Director were not a Director; provided that nothing in this Section shall authorize a Director or Director’s firm, partner or such company to act as an auditor of the Company.

Section 22.04. Personal Involvement of Directors. Notwithstanding any rule of law or equity to the contrary, but subject to the provisions of the Act, a Director may:

(a) contract with the Company in any capacity;

(b) be a party to any transaction with the Company;

(c) have any direct or indirect personal involvement or interest in any transaction or arrangement to which the Company is a party or in which it is otherwise directly or indirectly interested or involved;

(d) become a director or other officer of, or otherwise interested in, any corporation promoted by the Company or in which the Company may be directly or indirectly interested as a shareholder or otherwise; and

(e) retain any remuneration, profit or benefits in relation to any of the foregoing,

and no contract or arrangement of any kind referred to in this Section may be avoided by reason of the Director’s interest.

Section 22.05. Voting by Interested Directors. Subject to these Bye-Laws a Director who is interested in a transaction entered into, or to be entered into, by the Company may:

(a) vote on any matter relating to the transaction;

(b) attend a meeting of the Board at which any matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum;

(c) sign a document relating to the transaction on behalf of the Company; and

(d) do any other thing in his or her capacity as a Director in relation to the transaction, as if the Director were not interested in the transaction.

ARTICLE XXIII

Powers of the Board

Section 23.01. Management of Company. The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Board. No alteration of these Bye-Laws shall invalidate any prior act of the Board which would have been valid if that alteration had not been made.

Section 23.02. Exercise of Powers of Board. In addition to the powers and authorities expressly conferred upon the Board by these Bye-Laws, the Board may exercise all the powers of the Company which are not required, either by the Act or these Bye-Laws, to be exercised by Shareholders.

Section 23.03. Delegation of Powers. The Board may delegate any of its powers, authorities and discretions (with power to sub-delegate) to any Director or Officer or any committee, consisting of such person or persons (whether Directors or not) as it thinks fit. The Board may make any such delegation on such terms and conditions with such restrictions as it thinks fit and either collaterally with, or to the exclusion of, its own powers and may from time to time revoke or vary such delegation, but no person dealing in good faith and without notice of such revocation or variation shall be affected by any revocation or variation. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the Board. Subject to the last paragraph of this Section, the power to delegate to a committee extends to all the powers, authorities and discretions of the Board generally, and shall not be limited by the fact that in certain provisions of these Bye-Laws, but not in others, express reference is made to a committee or to particular powers, authorities or discretions being exercised by the Board or by a committee of the Board.

Without limiting the foregoing, the Board (i) may designate an Executive Committee (which shall consist of two or more Directors) to exercise, subject to applicable law and the last paragraph of this Section, all of the powers of the Board between meetings of the Board and (ii) shall designate an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, with each such committee to consist solely of Directors and to have such powers, authorities and discretions as the Board shall delegate to them; provided, that the Nominating and Governance Committee shall consist of not more than four (4) Directors and shall, in addition to any other powers, authorities or discretions delegated by the Board to such committee, have the power and authority set forth in Section 24.09.

Notwithstanding anything in these Bye-Laws to the contrary, neither the Board nor any committee (including the Executive Committee) shall have the power or authority (i) to remove, or to request the resignation or retirement of, the Chairman or the Chief Executive Officer of the Company from such office or (ii) to revoke, reduce or limit the powers, authorities or discretions delegated or otherwise granted to the Chairman or the Chief Executive Officer of the Company, except as provided in Article 24.

Section 23.04. Appointment of Attorney. The Board may from time to time and at any time by power of attorney appoint any person, whether nominated directly or indirectly by the Board, to be the attorney or agent of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit. The Board may revoke or vary any such appointment or delegation. Any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney or agent as the Board may think fit and may also authorize any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in the attorney.

Section 23.05. Consideration of Other Interests. So long as the Director acts honestly and in good faith with a view to the best interests of the Company in taking any action, including action that may involve or relate to a change or potential change in the control of the Company, a Director may consider, among other things, both the long-term interests of the Company and its Shareholders and the effects that the Company’s actions may have in the short term or long term upon any one or more of the following matters:

(a) the prospects for potential growth, development, productivity and profitability of the Company;

(b) the employees and managing directors of the Company and its subsidiaries;

(c) the customers and creditors of the Company and its subsidiaries;

(d) the ability of the Company and its subsidiaries to contribute to the communities in which they do business; and

(e) such other additional factors as a Director may consider appropriate in such circumstances.

Nothing in this Section 23.05 shall create any duty owed by any Director to any person or entity to consider, or afford any particular weight to, any of the foregoing matters or to limit his consideration to the foregoing matters. No such employee, retired former managing director of the Company or any of its subsidiaries, former employee, beneficiary, customer, creditor or community or member thereof shall have any rights against any Director under this Section 23.05.

ARTICLE XXIV

Proceedings of the Board

Section 24.01. Procedure. Except as provided in these Bye-Laws, the Board may regulate its own procedure. Except where a greater majority is required by these Bye-Laws, questions arising at any duly organized meeting of the Board at which a quorum is present shall be determined by the affirmative vote of a majority of the Directors present at such meeting. In the case of an equality of votes, the motion shall be deemed to be lost and the chairman of the meeting shall not be entitled to a second or casting vote.

Section 24.02. Convening a Meeting of the Board. A Director, or the Secretary at the request of (i) the Chairman or (ii) a majority of the Directors then in office, may convene a meeting of the Board by giving notice in accordance with Section 24.03.

Section 24.03. Notice of Meeting. Notice of a meeting of the Board shall be deemed to be duly given to a Director:

(a) in the case of oral communication, at the time of notification;

(b) in the case of delivery, by handing the notice to the Director or by delivery of the notice to the address of the Director;

(c) in the case of posting, three business days after it is posted;

(d) in the case of facsimile transmission, when the Company receives a transmission report by the sending machine which indicates that the facsimile was sent in its entirety to the facsimile telephone number given by the Director; or

(e) in the case of electronic means, at the time of transmission;

provided, that, notwithstanding anything in these Bye-Laws to the contrary, notice of any meeting of the Board to discuss, resolve or act upon a recommendation of the Nominating and Governance Committee in accordance with clause (1) of the last sentence of Section 24.09 relating to (i) the revocation or termination of the appointment of, or any request for the resignation or retirement of, the Chairman or the Chief Executive Officer or (ii) any revocation, reduction or limitation of the powers, authorities or discretions delegated or otherwise granted to the Chairman or the Chief Executive Officer shall in each case be deemed adequately delivered only if given to each of the Directors and, if such person is not a Director, the Chief Executive Officer of the Company at least seven (7) business days before the date of such meeting (it being understood that the failure to provide adequate notice in accordance with this sentence shall invalidate any action or resolution of the Board to revoke or terminate the appointment of, or to request the resignation or retirement of, the Chairman or the Chief Executive Officer of the Company or to revoke, reduce or limit the powers, authorities or discretions delegated or otherwise granted to the Chairman or the Chief Executive Officer of the Company passed at such meeting).

A Director may waive notice of any meeting either prospectively or retroactively or at the meeting in question.

Section 24.04. Waiver of Notice Irregularity. An irregularity in the giving of notice of meeting is waived if each of the Directors either attends the meeting without protest as to the irregularity or agrees (whether before, during, or after the meeting) to the waiver.

Section 24.05. Quorum. Subject to Section 24.07 and Section 24.10, a quorum for a meeting of the Board is a majority of Directors then in office or such greater number as the Board may from time to time determine. No business may be transacted at a meeting of Directors if a quorum is not present.

Section 24.06. Adjournment. A majority of the Directors present, whether or not a quorum is present, may adjourn any Board meeting to another time and place. Notice of the time and place of an adjourned meeting need not be given to absent Directors if the time and place is fixed at the meeting adjourned.

Section 24.07. Insufficient Number of Directors. So long as at least two Directors remain in office, the continuing Directors may act notwithstanding any vacancy in the Board, but, if less than two Directors remain in office, the sole continuing Director may act only for the purposes of calling a general meeting of Shareholders for such purposes such Director thinks fit and of nominating a person or persons for appointment to the Board.

Section 24.08. Chairman. The Chairman shall preside as chairman at every meeting of the Board. If there is no such Chairman present or willing to act at the meeting as chairman, the Directors present may choose one of their number to be chairman of the meeting.

Section 24.09. Voting. Every Director has one vote. The Chairman does not have a casting vote. A resolution of the Board is passed if a majority of the Directors present at the meeting at which a quorum is present vote in favour of the resolution, and in the case of an equality of votes the resolution shall fail. Notwithstanding anything in these Bye-Laws to the contrary, any resolution of the Board (a) to revoke or terminate the appointment of, or to request the resignation or retirement of, the Chairman or the Chief Executive Officer of the Company or (b) to revoke, reduce or limit the powers, authorities or discretions delegated or otherwise granted to the Chairman or the Chief Executive Officer of the Company shall in each case require (i) the prior affirmative vote of a majority of the members of the Nominating and Governance Committee then in office to recommend such action to the Board and (ii) after proper notice pursued to Section 24.03 of such recommendation the affirmative vote of a majority of the Directors then in office in favour thereof.

Section 24.10. Written Resolution. A resolution in writing signed or approved by all the Directors then in office shall be as valid and effectual as a resolution passed at a meeting of the Board duly called and constituted. Such a resolution may be contained in one document or in several documents (including facsimile or other similar means of communication) in like form each signed or approved by one or more of the Directors. Notwithstanding anything to the contrary set forth herein, any resolution of the Board (a) to revoke or terminate the appointment of, or to request the resignation or retirement of, the Chairman or the Chief Executive Officer of the Company or (b) to revoke, reduce or limit the powers, authorities or discretions delegated or otherwise granted to the Chairman or the Chief Executive Officer of the Company may in each case only be made or passed at a meeting of the Board in accordance with the other provisions of this Article 24.

Section 24.11. Alternative Forms of Meeting. A meeting of the Board may be held either:

(a) by a number of the Directors who constitute a quorum, being assembled together at the place, date and time appointed for the meeting;

(b) by means of audio, or audio and visual, communication by which all Directors participating and constituting a quorum can simultaneously hear each other throughout the meeting; or

(c) by a combination of the forms referred to in paragraph (a) and (b) above.

Section 24.12. Committees. A committee of the Board shall, in the exercise of the powers delegated to it, comply with any procedural or other requirements imposed on it by the Board. Subject to any such requirements, the provisions of these Bye-Laws relating to pro-

ceedings of the Board apply, with appropriate modification, to meetings of a committee of the Board.

Section 24.13. Validity of Actions. All acts done in good faith by the Board or by any committee or by any person acting as a Director or member of a committee or any person authorized by the Board or any committee shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorized.

ARTICLE XXV

Officers

Section 25.01. Company to Have a Chairman and Deputy Chairman. The Company shall have a chairman (the “Chairman”) and a deputy chairman, as the Board may from time to time determine (subject, in the case of the Chairman, to the provisions of Article 24), who shall be Directors and shall be elected by the Board; provided, that the role of deputy chairman shall not constitute an executive office of the Company. A person appointed to any such office shall vacate that office if that person ceases to be a Director (otherwise than by retirement at a general meeting of the Company at which such person is re-appointed).

Section 25.02. Executive Officers. The Board may from time to time appoint one or more of its body to also hold any executive office with the Company for such period and on such terms as the Board may determine and may revoke or terminate any such appointment, subject, in the case of the Chairman and Chief Executive Officer of the Company, to the provisions of Article 24. Any such revocation or termination shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between that Director and the Company which may be involved in such revocation or termination. Any person so appointed shall receive such remuneration, if any (whether by way of salary, commission, participation in profits or otherwise), as the Board may determine.

Section 25.03. Secretary and Resident Representative. The Secretary and, if required by the Act, the Resident Representative shall be appointed by the Board at such remuneration (if any) and on such terms as the Board may think fit and any Secretary and Resident Representative so appointed may be removed by the Board. The duties of the Secretary and those of the Resident Representative shall be those prescribed by the Act, together with such other duties as shall from time to time be determined by the Board.

Section 25.04. Other Officers. The Company may have such other Officers in addition to the Directors and the Secretary, as the Board may from time to time determine. Without limiting the foregoing, such other Officers may include a president, Chief Executive Officer, Vice Chairman and one or more vice-presidents (if a chairman and deputy chairman are appointed under Section 25.01), to the extent that such Officers are not appointed pursuant to

Section 25.01. A person appointed to any such other office need not be a Director and the same person may hold more than one office.

Section 25.05. Terms of Appointment. Any person elected or appointed pursuant to this Article 25 shall hold office for such period and on such terms as the Board may determine, and the Board may revoke or vary any such appointment at any time for any reason, subject, in the case of the Chairman and Chief Executive Officer of the Company, to the provisions of Article 24. Any such revocation or variation shall be without prejudice to any claim for damages that such Officer may have against the Company or the Company may have against such Officer for any breach of any contract of service between such Officer and the Company which may be involved in such revocation or variation. If any such office becomes vacant for any reason, the vacancy may be filled by the Board.

Section 25.06. Powers and Duties of Officers Determined by Board. Except as provided in the Act or these Bye-Laws (including Article 24), the powers and duties of any Officer appointed pursuant to this Article 25 shall be such as are determined from time to time by the Board.

Section 25.07. Resident Representative Entitled to Notice of Board Meetings. The Resident Representative shall, upon delivering written notice of an address for the purposes of receiving notice to the Registered Office, be entitled to receive notice of and to attend and be heard at, and to receive minutes of, all meetings of the Board.

ARTICLE XXVI

The Seal

Section 26.01. Form of Seal. The Seal shall be in such form as the Board may from time to time determine. The Board may adopt one or more duplicate seals for use outside Bermuda.

Section 26.02. Manner in which Seal is to be Affixed. The Board shall provide for the safe custody of every Seal. A Seal shall only be used by authority of the Board or of a committee of the Board. Subject to the Act, any instrument to which a Seal is affixed shall be signed by a Director or Officer or by any person who has been authorized by the Board either generally or specifically to attest to the use of a Seal.

ARTICLE XXVII

Record Dates

Section 27.01. Company or Board May Fix Record Date. Notwithstanding any other provision of these Bye-Laws, the Board may fix any date as the record date for any dividend or distribution, allotment or issue and for the purpose of identifying the persons entitled to receive notices of general meetings of the Company or of any class of Shareholders or other documents. Any such record date may be on or at any time before or after any date on which such dividend, distribution, allotment or issue is declared, paid or made or such notice or other document is dispatched.

Section 27.02. Shareholder of Record. In relation to any general meeting of the Company or of any class of Shareholders or to any adjourned meeting of which notice is given, the Board may specify in the notice of meeting or adjourned meeting or in any document sent to Shareholders by or on behalf of the Board in relation to the meeting a time and date (a “record date”) which is not more than 60 days before the date fixed for the meeting (the “meeting date”), and, notwithstanding any provisions in these Bye-Laws to the contrary, in any such case:

(a) each person entered in the Register at the record date as a Shareholder, or a Shareholder of the relevant class of Shareholders (a “record date holder”), shall be entitled to attend and to vote at the relevant meeting and to exercise all of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in relation to that meeting in respect of the Shares, or Class of Shares, registered in the Shareholder’s name at the record date; and

(b) accordingly, a holder of the relevant Shares at the meeting date shall not be entitled to attend or to vote at the relevant meeting, or to exercise any of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in respect of the relevant Shares at that meeting.

ARTICLE XXVIII

Records

Section 28.01. Accounting Records. The Board shall cause accounting records of the Company to be kept in accordance with the requirements of the Act.

Section 28.02. Place and Inspection of Records of Account. The records of account shall be kept at the Registered Office or at such other place or places as the Board thinks fit; provided, that, if the records of account are kept at some place outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as are required by the Act to be so kept. The records of account shall at all times be open to inspection by the Directors and, to the extent prescribed by the Act, by the Resident Representative. No Shareholder (other than a Director or Officer) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorized by the Board.

Section 28.03. Financial Statements. The Board shall procure that financial statements of the Company are prepared and audited in respect of each year or other period from time to time fixed by the Board and that those financial statements are made available to Shareholders and laid before the Company in general meeting in accordance with the requirements of the Act.

Section 28.04. Register to be Kept. The Register shall be kept in the manner prescribed by the Act at the Registered Office or at such other place in Bermuda as the Board may from time to time determine.

Section 28.05. Branch Registers. The Company may also keep one or more branch registers at such place or places outside Bermuda to the extent and in the manner permitted by the Act, and the Board may make such regulations as it thinks fit regarding the keeping of any branch register and may revoke or vary any such regulations. The Board may authorize any Share on the Register to be included in a branch register or any Share registered on a branch register to be registered on another branch register, provided that at all times the Register is maintained in accordance with the Act.

Section 28.06. Inspection and Closing of Register. The Register or any branch register may be closed at such times and for such periods as the Board may from time to time decide, subject to the Act. Except during such time as the Register or any branch register is closed, the Register and each branch register shall be open to inspection in the manner prescribed by the Act between 10:00 a.m. and 12:00 noon Atlantic Standard Time (or between such other times as the Board from time to time determines) on every working day.

Section 28.07. No Notice of Trusts. Unless the Board agrees otherwise, no notice of a trust, whether express, implied, or constructive, may be entered on the Register.

Section 28.08. No Recognition of Equitable Interests. Except only as otherwise provided in these Bye-Laws, as ordered by a court of competent jurisdiction or as otherwise required by law, the Company shall be entitled to treat the registered holder of any Share as the absolute owner of it, and, accordingly, no person shall be recognized by the Company as holding any Share upon trust, and the Company shall not be bound by, nor be compelled to recognize (even after notice), any equitable, contingent, future or partial interest in any Share, or any interest in any fraction or part of a Share or (except as provided in these Bye-Laws or by law) any other rights in respect of any Share, except an absolute right of the registered holder to the entire Share.

Section 28.09. Register of Directors and Officers. The Secretary shall maintain a register of the Directors and Officers of the Company at the registered office of the Company as required by the Act. The register of Directors and Officers shall be open to inspection in the manner prescribed by the Act between 10:00 a.m. and 12:00 noon Atlantic Standard Time (or between such other times as the Board from time to time determines) on every working day.

Section 28.10. Minutes to be Made and Kept. The Board shall cause minutes to be made and books kept for the purpose of recording all the proceedings at meetings of the Board and of any committee of the Board and at general meetings of the Company and of any class of Shareholders of the Company. Minutes prepared in accordance with the Act and these Bye-Laws shall be kept at the registered office of the Company.

Section 28.11. Inspection of Minutes. The minutes of general meetings of the Company and of any class of Shareholders of the Company (but not minutes of meetings of the Board or any committee of it) shall be open to inspection in the manner prescribed by the Act between 10:00 a.m. and 12:00 noon Atlantic Standard Time (or between such other times as the Board from time to time determines) on every working day. Minutes prepared in accordance with the Act and these Bye-Laws shall be kept at the registered office of the Company.

ARTICLE XXIX

Auditor

Section 29.01. Appointment of Auditor. Subject to the Act, the Company shall at each annual general meeting appoint an auditor or auditors whose appointment and duties shall be governed by the Act, any other applicable law and such requirements not inconsistent with the Act as the Board may from time to time determine.

ARTICLE XXX

Service of Notices and Other Documents

Section 30.01. Manner of Sending Notices. A notice, statement, report, financial statements or other document to be sent to a Shareholder may be:

(a) delivered to that shareholder;

(b) posted or couriered to that Shareholder’s address in the Register or to such other address given for the purpose; or

(c) sent by facsimile machine or other electronic means to that Shareholder to the number or address given by that Shareholder for the transmission of documents by facsimile or other electronic means.

Section 30.02. Service and Delivery of Notices. Any notice or other document which is sent by post (or airmail) shall be deemed to have been served or delivered on the second day after it was put in the post and, in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed, stamped and put in the post. Any notice or other document not sent by post but left at a registered address shall be deemed to have been served or delivered on the day it was so left. Any notice sent by electronic means during normal business hours on any business day shall be deemed to have been served on the day on which it is sent and any notice so sent at any other time shall be deemed to have been served on the next day which is a normal business day (normal business hours and business days being ascertained for this purpose by reference to such hours and days in the place or territory to which the notice is so sent).

Section 30.03. Accidental Omissions. The failure to send an annual report, notice, or other document to a Shareholder in accordance with the Act or these Bye-Laws does not invalidate the proceedings.

Section 30.04. Joint Shareholders. A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register in respect of that Share.

Section 30.05. Shareholder Deceased or Bankrupt. If the holder of a Share dies or is adjudicated bankrupt, notice may be given in any manner in which notice might have been given if the death or bankruptcy had not occurred, or by giving notice in the manner provided in

Section 30.01 to the Personal Representative of the holder at the address supplied to the Company for that purpose.

ARTICLE XXXI

Winding Up

Section 31.01. Distribution of Assets. If the Company is wound up, the liquidator may, with the sanction of a Resolution and any other sanction required by the Act:

(a) divide among the Shareholders in cash or in kind the whole or any part of the assets of the Company (whether they consist of property of the same kind or not) and may for such purposes fix such value as the liquidator deems fair in respect of any property to be so divided, and determine how such division shall be carried out as between the Shareholders or different Classes; and

(b) vest the whole or any part of such assets in trustees upon such trusts for the benefit of the persons so entitled as the liquidator thinks fit, but so that no Shareholder is compelled to accept any shares or other assets upon which there is any liability.

ARTICLE XXXII

Amalgamations, Discontinuance and Sales; Mandatory Repurchases

Section 32.01. Approval Required for an Amalgamation. Any amalgamation, merger, consolidation or similar transaction of the Company and another company shall require the approval of:

(a) the Board; and

(b) after approval by the Board and its recommendation of such transaction to the Shareholders, the Company by a resolution passed in general meeting by a majority of the combined voting power of all of the Shares entitled to vote thereon voting together as a single class.

Section 32.02. Approval Required to Discontinue the Company. The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act without the need for Shareholder approval.

Section 32.03. Approval Required for Sale of Assets. Any sale, lease or exchange by the Company of all or substantially all of its property or assets, including its goodwill and its corporate franchises, shall require the approval of:

(a) the Board; and

(b) after approval by the Board and its recommendation of such transaction to the Shareholders, the Company by a resolution passed in general meeting by a majority of the combined voting power of all of the Shares entitled to vote thereon voting together as a single class.

Section 32.04. Mandatory Repurchases. In the event that the Board determines that the Company or any of its subsidiaries does not meet or will, in the absence of repurchases of Common Shares, fail to meet the ownership requirements of a limitation on benefits article of a bilateral income tax treaty with the United States that would provide material benefits to the Company or any of its subsidiaries (an “Applicable Treaty”), the Company shall have the right, but not the obligation, to repurchase at fair market value, as determined in the good faith discretion of the Board, Common Shares (other than Exempt IXIS-CIB Shares) from any Shareholder (an “Included Shareholder”) who beneficially owns more than 0.25% of the Common Shares outstanding and who fails to demonstrate to the satisfaction of the Company that such Shareholder is either (a) a U.S. citizen or (b) a qualified resident of the United States or the other contracting state of the Applicable Treaty (as determined for purposes of the relevant provision of the limitation on benefits article of the Applicable Treaty). The number of Common Shares that may be repurchased from any such Included Shareholder shall equal the product of the total number of Common Shares that the Company reasonably determines to purchase to ensure ongoing satisfaction of the limitation on benefits article of the Applicable Treaty multiplied by a fraction, the numerator of which is the number of Common Shares beneficially owned by such Included Shareholder (other than Exempt IXIS-CIB Shares) and the denominator of which is the total number of Common Shares (other than Exempt IXIS-CIB Shares) beneficially owned by all Included Shareholders. In lieu of the exercise of the right to repurchase as aforesaid, the Company shall have the right, but not the obligation, to cause the transfer to, and procure the purchase by, any United States citizen or a qualified resident of the United States or the other contracting state of the Applicable Treaty (as determined for purposes of the relevant provision of the limitation on benefits article of the Applicable Treaty) of outstanding Common Shares beneficially owned by any Included Shareholder that are otherwise subject to repurchase hereunder, at fair market value, as determined in the good faith discretion of the Board. As used herein, the term “Exempt IXIS-CIB Shares” means the aggregate number of Common Shares acquired and then held by IXIS-Corporate & Investment Bank, an entity organized under the laws of the Republic of France (“IXIS-CIB”), pursuant to the Purchase Agreement (the “Purchase Agreement”), dated as of March 15, 2005, by and among IXIS-CIB, Lazard Group and the Company, as amended from time to time (including any Common Shares that may be acquired by IXIS-CIB under the equity security units sold to IXIS-CIB pursuant to the Purchase Agreement).

Section 32.05. Mandatory Acquisitions in Connection with Certain Changes of Control. In the event of a Change in Control on or prior to the first anniversary of the date of these Bye-Laws, the Class II Members shall have the right to participate in such Change in Control in respect of such Class II Members’ Class II Interests on the same terms and for the same consideration as the Common Shares on an as-converted basis. For the purposes of this Section 32.05, a “Change in Control” means the consummation of a reorganization, merger, amalgamation, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (a “Business Combination”); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the then-outstanding Common Shares (the “Outstanding

Common Shares”) immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Shares, (B) no person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination, and (C) individuals who, on the date hereof, constitute the Board (the “Incumbent Board”) will constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

ARTICLE XXXIII

Alteration of Bye-Laws and Memorandum of Association

Section 33.01. Alteration of Bye-Laws. Subject to Section 3.01, these Bye-Laws may be revoked, altered or amended only by the approval of: (a) the Board; and (b) after approval by the Board and its recommendation of such transaction to the Shareholders, the Company by a resolution passed in general meeting by a majority of the combined voting power of all of the Shares entitled to vote thereon voting together as a single class; provided, that in order for an alteration or amendment of Sections 2.03, 2.04, 2.05 or 2.06, Section 14.06, Article 19, Article 21, Article 32 or this Article 33, the revocation, alteration or amendment will not be effective unless approved by the Company by a resolution passed in general meeting by at least 66-2/3% of the combined voting power of all of the Shares entitled to vote thereon voting together as a single class.

Section 33.02. Alteration of Memorandum of Association. The memorandum of association of the Company may be altered or amended only by the approval of: (a) the Board; and (b) after approval by the Board and its recommendation of such alteration or amendment to the Shareholders, the Company by a resolution passed in general meeting by a majority of the combined voting power of all of the Shares entitled to vote thereon voting together as a single class.